Exhibit 99

VIACOM REPORTS RESULTS FOR SECOND QUARTER 2014

•	Adjusted Diluted EPS Increased 13% to $1.08 Per Share

•	Media Networks Revenues Up 6% and Operating Income Rose 9%, Driven By Higher Affiliate and Advertising Revenues

•	$2 Billion Returned to Investors in First Half of Fiscal 2014 Through Share Repurchases and Dividends

Fiscal Year 2014 Results

	Quarter Ended March 31,		B/(W)	Six Months Ended March 31,		B/(W)
(in millions, except per share amounts)	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013

Revenues	$3,174	$3,135	1%	$6,371	$6,449	(1)%
Operating income	872	847	3	1,832	1,644	11
Net earnings from continuing operations attributable to Viacom	502	481	4	1,049	954	10
Adjusted net earnings from continuing operations attributable to Viacom*	482	481	—	1,029	942	9
Diluted EPS from continuing operations	1.13	0.96	18	2.33	1.89	23
Adjusted diluted EPS from continuing operations*	$1.08	$0.96	13%	$2.29	$1.87	22%

* Adjusted measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

New York, NY, May 1, 2014 – Viacom Inc. (NASDAQ: VIAB, VIA) today reported revenue, earnings and EPS growth for the fiscal second quarter of 2014, ended March 31, 2014. Revenues of $3.17 billion increased 1%, reflecting higher affiliate fees and advertising revenues, partially offset by declines in Filmed Entertainment. Operating income rose 3% to $872 million, primarily due to higher Media Networks revenues. Adjusted net earnings from continuing operations attributable to Viacom increased to $482 million, and adjusted diluted earnings per share from continuing operations were up 13% to $1.08 per diluted share.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom’s solid results were driven by pioneering content and outstanding leadership. Our management team is committed to building on this success and capturing the exciting long-term opportunities in our industry.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Viacom posted another strong quarter, resulting from our relentless focus on developing quality creative content and delivering it around the world in innovative ways. Our Media Networks remain in high demand, commanding a premium position with advertisers and achieving significant continued growth with both traditional and emerging distribution partners. In addition, Paramount kicked off its highly-anticipated summer slate with the successful release of Noah at the end of the quarter, to be followed by Transformers: Age of Extinction, Hercules and Teenage Mutant Ninja Turtles in the coming months.

“In the first half of the fiscal year, Viacom returned another $2 billion to investors through our share buyback and dividends, highlighting our continued focus on delivering value to shareholders.”

Revenues

(in millions)	Quarter Ended March 31,		B/(W)	Six Months Ended March 31,		B/(W)
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013

Media Networks	$2,375	$2,233	6%	$4,916	$4,627	6%
Filmed Entertainment	831	941	(12)	1,512	1,916	(21)
Eliminations	(32)	(39)	NM	(57)	(94)	NM
Total Revenues	$3,174	$3,135	1%	$6,371	$6,449	(1)%

NM - Not Meaningful

Quarterly revenues were $3.17 billion for the quarter. Media Networks revenues increased 6%, to $2.38 billion in the quarter, driven by higher affiliate fees and advertising revenues. Domestic affiliate revenues grew 11%, driven by rate increases, and worldwide affiliate revenues increased 10% in the quarter. Domestic advertising revenues increased 2%. Worldwide advertising revenues increased 3% to $1.12 billion in the quarter. Filmed Entertainment revenues declined 12% to $831 million, primarily due to lower carryover revenues from prior period releases. Theatrical revenues decreased 17% from the prior year, as strong domestic carryover revenues from The Wolf of Wall Street were more than offset by lower international theatrical revenues. Worldwide home entertainment revenues decreased 30%, primarily driven by fewer current quarter releases and a decrease in carryover revenues.

Operating Income (Loss)

(in millions)	Quarter Ended March 31,		B/(W)	Six Months Ended March 31,		B/(W)
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013

Media Networks	$949	$873	9%	$2,063	$1,903	8%
Filmed Entertainment	11	65	(83)	(63)	(74)	15
Corporate expenses	(52)	(57)	9	(103)	(117)	12
Equity-based compensation	(31)	(29)	(7)	(63)	(60)	(5)
Eliminations	(5)	(5)	NM	(2)	(8)	NM
Operating income	$872	$847	3%	$1,832	$1,644	11%

NM - Not Meaningful

Quarterly operating income increased 3% to $872 million in the quarter. Media Networks adjusted operating income increased 9%, reflecting higher revenues partially offset by an increase in programming expenses. Filmed Entertainment adjusted operating income declined to $11 million reflecting the number and mix of current fiscal year releases.
Quarterly adjusted net earnings from continuing operations attributable to Viacom increased to $482 million. Adjusted diluted earnings per share from continuing operations for the quarter were $1.08, a 13% improvement from the prior year’s comparable quarter.
Stock Repurchase Program
For the quarter ended March 31, 2014, Viacom repurchased 10.0 million shares under its stock repurchase program, for an aggregate purchase price of $850 million. As of April 30, 2014, Viacom had $8.01 billion remaining in its $20 billion stock repurchase program. As of March 31, 2014, Viacom had 432 million shares of common stock outstanding.

Debt
At March 31, 2014, total debt outstanding, including capital lease obligations, was $13.38 billion, compared with $11.89 billion at September 30, 2013. The Company’s cash balances were $2.58 billion at March 31, 2014, an increase from $2.4 billion at September 30, 2013. Subsequent to the end of the quarter, the Company redeemed $600 million of outstanding 4.375% Senior Notes due September 2014.
About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form video, apps, games, consumer products, social media and other entertainment content for audiences in more than 160 countries and territories. Viacom’s media networks, including MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, Comedy Central, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA, reach approximately 700 million households worldwide. Paramount Pictures, America’s oldest film studio, is a major global producer and distributor of filmed entertainment.
For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (www.twitter.com/viacom) and Facebook page (http://www.facebook.com/viacom).

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in our results due to the timing, mix and availability of our motion pictures and other programming; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2013 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 846-7503	(212) 258-6377
jeremy.zweig@viacom.com	james.bombassei@viacom.com

Mark Jafar	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-8961	(212) 846-7581
mark.jafar@viacom.com	pamela.yi@viacom.com

VIACOM INC. CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
	Quarter Ended March 31,		Six Months Ended March 31,
(in millions, except per share amounts)	2014	2013	2014	2013

Revenues	$3,174	$3,135	$6,371	$6,449
Expenses:
Operating	1,538	1,539	3,012	3,302
Selling, general and administrative	712	689	1,416	1,386
Depreciation and amortization	52	60	111	117
Total expenses	2,302	2,288	4,539	4,805
Operating income	872	847	1,832	1,644
Interest expense, net	(152)	(110)	(301)	(220)
Equity in net earnings of investee companies	10	16	36	40
Other items, net	(3)	(6)	(3)	1
Earnings from continuing operations before provision for income taxes	727	747	1,564	1,465
Provision for income taxes	(216)	(258)	(496)	(494)
Net earnings from continuing operations	511	489	1,068	971
Discontinued operations, net of tax	—	(3)	—	(6)
Net earnings (Viacom and noncontrolling interests)	511	486	1,068	965
Net earnings attributable to noncontrolling interests	(9)	(8)	(19)	(17)
Net earnings attributable to Viacom	$502	$478	$1,049	$948
Amounts attributable to Viacom:
Net earnings from continuing operations	$502	$481	$1,049	$954
Discontinued operations, net of tax	—	(3)	—	(6)
Net earnings attributable to Viacom	$502	$478	$1,049	$948
Basic earnings per share attributable to Viacom:
Continuing operations	$1.15	$0.98	$2.38	$1.92
Discontinued operations	—	(0.01)	—	(0.01)
Net earnings	$1.15	$0.97	$2.38	$1.91
Diluted earnings per share attributable to Viacom:
Continuing operations	$1.13	$0.96	$2.33	$1.89
Discontinued operations	—	—	—	(0.01)
Net earnings	$1.13	$0.96	$2.33	$1.88
Weighted average number of common shares outstanding:
Basic	436.1	492.0	440.5	496.8
Diluted	444.6	500.3	449.3	504.7
Dividends declared per share of Class A and Class B common stock	$0.30	$0.275	$0.60	$0.55

VIACOM INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except par value)	March 31, 2014	September 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,580	$2,403
Receivables, net	2,674	2,987
Inventory, net	717	770
Deferred tax assets, net	51	58
Prepaid and other assets	574	508
Total current assets	6,596	6,726
Property and equipment, net	1,011	1,040
Inventory, net	4,087	3,945
Goodwill	11,096	11,079
Intangibles, net	258	279
Other assets	814	760
Total assets	$23,862	$23,829
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$341	$316
Accrued expenses	792	1,074
Participants’ share and residuals	968	1,110
Program rights obligations	576	576
Deferred revenue	216	230
Current portion of debt	618	18
Other liabilities	403	466
Total current liabilities	3,914	3,790
Noncurrent portion of debt	12,761	11,867
Participants’ share and residuals	373	437
Program rights obligations	461	527
Deferred tax liabilities, net	562	649
Other liabilities	1,160	1,169
Redeemable noncontrolling interest	210	200
Commitments and contingencies
Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 51.0 and 51.1 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 380.5 and 398.2 outstanding, respectively	—	—
Additional paid-in capital	9,607	9,490
Treasury stock, 356.6 and 336.3 common shares held in treasury, respectively	(17,525)	(15,825)
Retained earnings	12,410	11,629
Accumulated other comprehensive loss	(68)	(101)
Total Viacom stockholders’ equity	4,424	5,193
Noncontrolling interests	(3)	(3)
Total equity	4,421	5,190
Total liabilities and equity	$23,862	$23,829

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile our results for the quarter and six months ended March 31, 2014 and the six months ended March 31, 2013 to adjusted results that exclude the impact of certain items identified as affecting comparability ("Factors Affecting Comparability"), including discrete tax benefits. We use consolidated adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted earnings per share ("EPS") from continuing operations, as applicable, among other measures, to evaluate our actual operating performance and for planning and forecasting of future periods. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"), they should not be considered in isolation of, or as a substitute for, operating income, net earnings from continuing operations attributable to Viacom and diluted EPS as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies. There were no adjustments to our results for the quarter ended March 31, 2013.

(in millions, except per share amounts)
	Quarter Ended March 31, 2014
	Operating Income	Pre-tax Earnings from Continuing Operations	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results	$872	$727	$502	$1.13
Factors Affecting Comparability:
Discrete tax benefits (1)	—	—	(20)	(0.05)
Adjusted results	$872	$727	$482	$1.08

	Six Months Ended March 31, 2014
	Operating Income	Pre-tax Earnings from Continuing Operations	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results	$1,832	$1,564	$1,049	$2.33
Factors Affecting Comparability:
Discrete tax benefits (1)	—	—	(20)	(0.04)
Adjusted results	$1,832	$1,564	$1,029	$2.29

	Six Months Ended March 31, 2013
	Operating Income	Pre-tax Earnings from Continuing Operations	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results	$1,644	$1,465	$954	$1.89
Factors Affecting Comparability:
Discrete tax benefits (1)	—	—	(12)	(0.02)
Adjusted results	$1,644	$1,465	$942	$1.87

(1) Adjusted results for the quarter and six months ended March 31, 2014 exclude $20 million of discrete tax benefits, principally related to the recognition of capital loss carryforward benefits. Adjusted results for the six months ended March 31, 2013 exclude $12 million of discrete tax benefits, principally reflecting the release of tax reserves with respect to certain effectively settled tax positions.